EXHIBIT 10.1

IMPEL PHARMACEUTICALS INC.

MANAGEMENT INCENTIVE PLAN

(AS AMENDED NOVEMBER 7, 2023)

1. Purpose. The purpose of this Management Incentive Plan (the “Plan”) is to provide incentives to certain key employees of Impel Pharmaceuticals Inc. (the “Company”) to incentivize and motivate them in the event of a Corporate Transaction. The Administrator has determined that the adoption of the Plan is in the best interests of the Company and its stockholders. Terms not otherwise defined herein are as defined in Section 10 of this Plan.

2. Administration. This Plan shall be administered by the Administrator, except as may be explicitly provided otherwise herein. Plan terms shall govern all benefits payable under the Plan.

3. Eligibility to Participate. The names of the Participants are set forth in the attached Exhibit A.

4. Bonus Allocation and Payment.

(a) Bonus Pool. The Plan will operate through the establishment of a Bonus Pool, which shall be equal to 0.85% of the Net Consideration.

(b) Allocation. Interests in the Bonus Pool, which shall be in the form of a percentage of the Net Consideration (the “Interest”), shall be as set forth in the attached Exhibit A and in each Participant’s Corporate Transaction Bonus Agreement, with the amount of the Bonus Pool representing such Interest, a “Bonus Amount”. The Interests, the Bonus Amounts and the applicable Corporate Transaction Bonus Agreements may be modified or canceled at any time until the Closing, subject to the provisions of Section 9(a)(ii) below.

(c) Forfeiture. Participants who fail to satisfy any of the conditions set forth in Section 5 shall forfeit their Bonus Amounts and/or Interest, and such forfeited Bonus Amounts shall be reallocated, as set forth in Section 7.

(d) Form of Payment. The Bonus Pool (and any Bonus Amount actually payable to the Participants) shall be in the form of cash.

(e) Reduction of Bonus Amount. The amounts which may otherwise be payable under this Plan to a Participant shall be reduced on a “dollar-for-dollar” basis by any Qualifying Advance and any cash severance payments received by such Participant upon or following a termination of employment by the Company.

5. Conditions to Payment of Bonus Amount. The obligation of the Company to pay any Bonus Amount to a Participant is subject to and contingent upon the fulfillment of each of the conditions set forth below. A Participant shall not be entitled to receive any Bonus Amount, nor shall any Bonus Amount vest or accrue (either in whole or in part), until all such conditions have been fulfilled.

(a) The Corporate Transaction is consummated.

(b) The Participant must be actively employed by the Company as of immediately prior to the Closing in order to be eligible to receive the Bonus Amount.

(c) The Participant shall have signed and returned a Corporate Transaction Bonus Agreement on or prior to the Closing Date.

(d) The Participant shall not receive a Bonus Amount if the Administrator determines that such Participant has breached his or her obligations under this Plan or any confidential information and invention assignment agreement between the Participant and the Company or has materially breached any other contract between the Participant and the Company.

(e) The Participant shall, upon request of the Company, have executed and delivered such other agreements or documents determined necessary by the Company to bind Participant to any indemnification obligations set forth in the definitive agreement evidencing the Corporate Transaction;

(f) Notwithstanding any provisions in this Section 5 to the contrary, a Participant shall not be entitled to receive a Bonus Amount unless such Participant has signed a general release (in a form prescribed by the Company) of all known and unknown claims that the Participant may then have against the Company or persons affiliated with the Company, and its subsidiaries, parents, predecessors and successor corporations and assigns (a “Release”), and not revoked such Release, on or before the sixtieth (60th) day following the Closing Date.

(g) Notwithstanding any provisions in this Section 5 to the contrary, a Participant shall not be entitled to receive a Bonus Amount unless such Participant has voted any voting-eligible shares that the Participant owns, or with respect to which such Participant has discretionary voting power, in favor of the Corporate Transaction, and executed (and not revoked) all agreements and documents requested by the Company that are required to effect such vote by the applicable due dates.

6. Contingent Amounts. That portion of a Participant’s Bonus Amount attributable to Contingent Amounts shall be payable under this Plan only if, as, and when the Contingent Amounts are paid to the Company or the Company’s stockholders, and such portion of a Participant’s Bonus Amount shall be subject to the same deferrals, contingencies, and other terms and conditions for payment of the Contingent Amounts payable to stockholders under the definitive agreement or plan for the Corporate Transaction.

7. Reallocation of Bonus Amounts.

(a) Any portion of the Bonus Pool allocated to a Participant under this Plan that is subsequently forfeited by such Participant shall be reallocated in the sole discretion of the Administrator.

(b) In the event that any portion of a Participant’s Bonus Amount attributable to Contingent Amounts is not distributed because the five-year limitation of Section 8(b) is not satisfied, such portion of the Contingent Amounts shall be returned to the Company’s stockholders and shall not be redistributed to Participants under this Plan in respect of their Bonus Amounts.

8. Time of Payments.

(a) Subject to and contingent upon satisfaction of the conditions set forth in Section 5 above and the provisions of Section 9 below, payment of the Bonus Amounts in respect of Net Consideration due to stockholders at the Closing shall be made to Participants in accordance with the Company’s organizational documents and generally in concert with the payments or distributions made in respect to stockholders, but in no event later than the sixtieth (60th) day after the Closing Date.

(b) Notwithstanding Sections 4(d), 6 and 8(a), with respect to any Contingent Amount, no payment of the portion of the Participant’s Bonus Amounts attributable to Contingent Amounts shall be made later than five (5) years following the Closing.

9. General Provisions.

(a) Interpretation, Amendment, or Termination of Plan.

(i) This Plan shall be interpreted and construed by the Administrator and all benefit determinations, including, but not limited to, amounts of benefits, eligibility, and the occurrence of a Corporate Transaction shall be made by the Administrator, and all determinations or interpretations shall be final and binding on all Participants.

(ii) This Plan (including the Interests and Bonus Amounts) may be amended or terminated by prior written consent of the Administrator at any time prior to the Closing, provided that following the execution of a definitive agreement to consummate a Corporate Transaction, no amendment or termination may adversely affect awards held by Participants that have been previously awarded in writing by the Company without the written approval of all Participants holding such awards that would be adversely affected by the amendment or termination.

(iii) The Plan (and any Bonus Amounts and/or Corporate Transaction Bonus Agreements) will terminate automatically two (2) years from the Effective Date unless the Administrator, in its sole discretion, decides to terminate the Plan on an earlier date. In the event that the Company has entered into a definitive agreement regarding a Corporate Transaction before such termination date, the Plan will remain in effect for the purpose of paying the Bonus Amounts in accordance with the terms of the Plan.

(b) No Right to Employment. This Plan does not constitute a contract of employment or impose on any employee or Participant any obligation to remain as, or become, an employee, or impose on the Company any obligation (i) to retain any employee or a Participant as an employee, (ii) to change the status of any employee or a Participant as an at-will employee, or (iii) to change the Company’s policies regarding termination of employment.

(c) Tax Consequences. The Company shall have the right to withhold from any payment or other consideration otherwise payable to a Participant under this Plan as necessary to pay withholding and payroll taxes and other deductions required by law. Notwithstanding the foregoing, each Participant shall be responsible for the payment of all individual tax liabilities relating to any payment or benefit under this Plan. The Company makes no representations or warranties with respect to the tax consequences (including, without limitation, under Section 409A of the Code) of any payment or any other consideration provided to Participant or made on his/her behalf under the terms of the Corporate Transaction Bonus Agreement or this Plan, and the Participant shall be solely responsible for the same. Notwithstanding anything to the contrary in this Plan, Participants acknowledge and agree that the Company is under no express or implied duty or obligation to design or administer this Plan in a tax efficient manner.

(d) Non-Assumption; Failure to Administer. Notwithstanding any term of this Plan to the contrary, except as otherwise determined by the Administrator or as provided in the definitive plan or agreement relating to the Corporate Transaction, in the event the surviving or resulting company, or any other successor entity, in any Corporate Transaction does not agree in writing to assume this Plan or does not agree in writing to administer this Plan in accordance with its terms following the Closing, all Bonus Amounts and all any portion of a Participant’s Bonus Amount attributable to Contingent Amounts, if any, except earn-outs or similar arrangements, shall be paid by the Company to the Participants upon the Closing.

(e) Notices. Any notices provided hereunder must be in writing and such notices or any other written communication shall be deemed effective upon the earlier of personal delivery (including personal delivery by email or facsimile) or the third day after mailing by first class mail, to the Company at its primary office location and to a Participant at his or her address as listed in the Company’s payroll records. Any payments made by the Company to a Participant under the terms of this Plan shall be delivered to such a Participant either in person or at his address as listed in the Company’s payroll records.

(f) Severability. Whenever possible, each provision of this Plan will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Plan is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Plan will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provisions had never been contained herein.

(g) Complete Agreement. Except to the extent expressly otherwise provided herein, this Plan, together with the respective Corporate Transaction Bonus Agreement executed by each Participant, constitutes the entire agreement between each such Participant and the Company and it is the complete, final, and exclusive embodiment of their agreement with regard to the subject matter herein. It is entered into without reliance on any promise or representation other than those expressly contained herein. Notwithstanding the foregoing, this Plan shall not supersede or affect any other agreements relating to any Participant’s employment or severance or the Corporate Transaction.

(h) Headings. The headings of the Sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

(i) Successors and Assigns. This Plan is intended to bind and inure to the benefit of and be enforceable by each Participant and the Company, and their respective successors, assigns, heirs, executors, and administrators; provided, however, that a Participant may not assign any of his or her duties hereunder and he or she may not assign any of his or her rights hereunder (including the right to receive a Bonus Amount) without the express written consent of the Company.

(j) Section 409A. To the extent (a) any payments or benefits to which Participant becomes entitled under this Plan, or under any agreement or plan referenced herein, in connection with Participant’s termination of employment with the Company constitute deferred compensation subject to Section 409A of the Code and (b) Participant is deemed at the time of such termination of employment to be a “specified employee” under Section 409A of the Code, then such payments shall not be made or commence until the earliest of (i) the expiration of the six (6)-month period measured from the date of Participant’s “separation from service” (as such term is at the time defined in Treasury Regulations under Section 409A of the Code) from the Company; or (ii) the date of Participant’s death following such separation from service; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to Participant, including (without limitation) the additional twenty percent (20%) tax for which Participant would otherwise be liable under Section 409A(a)(1)(B) of the Code in the absence of such deferral. Upon the expiration of the applicable deferral period, any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this paragraph shall be paid to Participant or Participant’s beneficiary in one lump sum (without interest). Any termination of Participant’s employment is intended to constitute a “separation from service” as such term is defined in Treasury Regulation Section 1.409A-1. It is intended that each installment of the payments provided hereunder constitute separate “payments” for purposes of Treasury Regulation Section 1.409A-2(b)(2)(i). It is further intended that payments hereunder satisfy, to the greatest extent possible, the exemption from the application of Code Section 409A (and any state law of similar effect) provided under Treasury Regulation Section 1.409A-1(b)(4) (as a “short-term deferral”). The Company and each Participant will work together in good faith to consider amendments to the Plan including with respect to the payment of any Bonus Amounts, which are necessary or appropriate to avoid imposition of any additional tax or income recognition prior to the actual payment to the Participant under Section 409A of the Code and any Treasury Regulations and Internal Revenue Service guidance thereunder. To the extent any nonqualified deferred compensation subject to Section 409A payable to Participant hereunder could be paid in one or more taxable years depending upon Participant completing certain employment-related actions (such as resigning after a failure to cure a Good Reason event and/or returning an effective release), then any such payments will commence or occur in the later taxable year to the extent required by Code Section 409A.

(k) Section 280G. If (1) any amounts payable to Participant under this Plan or otherwise are characterized as excess parachute payments pursuant to Section 4999 of the Code, and (2) Participant thereby would be subject to any United States federal excise tax due to that characterization, then Participant’s termination benefits hereunder and under any other applicable agreements will be payable either in full or in a lesser amount, whichever would result, after taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999 of the Code, in Participant’s receipt on an after-tax basis of the greatest amount of termination and other benefits. The determination of any reduction required pursuant to this section (including the determination as to which specific payments shall be reduced) shall be made by one of the six largest accounting firms doing business in the U.S. which otherwise does not perform services for the Company, as designated by the Company, and such determination shall be conclusive and binding upon the Company or any related corporation for all purposes. If required, the payments and benefits under this Plan shall be reduced in the following order: (A) a pro rata reduction of (i) cash payments that are subject to Section 409A of the Code as deferred compensation and (ii) cash payments not subject to Section 409A of the Code; (B) a pro rata reduction of (i) employee benefits that are subject to Section 409A of the Code as deferred compensation and (ii) employee benefits not subject to Section 409A of the Code; and (C) a pro rata cancellation of (i) accelerated vesting of shares and other equity-based awards that are subject to Section 409A of the Code as deferred compensation and (ii) shares and other equity-based awards not subject to Section 409A of the Code. In the event that acceleration of vesting of shares and other equity-based award compensation is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of Participant’s shares and other equity-based awards unless Participant elects in writing a different order for cancellation.

(l) Choice of Law. All questions concerning the construction, validity and interpretation of this Plan will be governed by the laws of the State of Delaware, exclusive of the conflict of laws provisions thereof.

(m) No Prior Funding. No amounts payable under this Plan shall actually be funded, set aside or otherwise segregated from the general assets of the Company prior to payment. The obligation to pay the benefits hereunder shall at all times be an unfunded and unsecured obligation of the Company and be paid out of the general assets of the Company.

(n) No Liability. To the fullest extent permitted by law, no member of the Board and no officer or employee of the Company shall be liable to any person for any action taken or omitted in connection with the administration of the Plan unless attributable to such person’s own fraud or willful misconduct; nor shall the Company be liable to any person for any such action unless attributable to fraud or willful misconduct on the part of a director, officer or employee of the Company.

(o) ERISA Not Applicable. The Plan is a bonus program and not an “employee pension benefit plan” or “pension plan” subject to the application of the federal Employee Retirement Income Security Act, as amended, as provided in U. S. Department of Labor regulations, including in 29 C.F.R. Section 2510.3-2(c).

10. Definitions.

“Administrator” means the Board or the Company’s Compensation Committee.

“Board” means the Board of Directors of the Company, provided that if the Board of Directors has delegated authority under the Plan to any committee thereof, the Board shall mean that committee.

“Bonus Pool” means the maximum amount available for distribution to all Participants under Section 4 of the Plan upon the consummation of a Corporate Transaction.

“Closing” means the consummation of the Corporate Transaction.

“Closing Date” means the date on which the Closing occurs.

“Code” means the Internal Revenue Code of 1986, as amended. Reference to a specific Section of the Code or regulation thereunder shall include such Section or regulations, any valid regulation promulgated under such Section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such Section or regulation.

“Compensation Committee” means a subset of the members of the Board who comprise of the Compensation Committee that was established by the Board.

“Corporate Transaction” means the occurrence of any of the following events: (a) the consummation of a transaction, including a merger or consolidation of the Company with any other entity, pursuant to which all or substantially all of the outstanding equity of the Company are acquired by another person or entity; or (b) the consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets, provided that each such transaction also constitutes a change in control event under U.S. Treasury Regulation 1.409A-3(i)(5)(v) or (vii).

“Corporate Transaction Bonus Agreement” means the written agreement between a Participant and the Company evidencing such Participant’s participation under, and agreement to be bound by the terms of, this Plan.

“Effective Date” means November 7, 2023.

“Net Consideration” means the total amount of the cash proceeds received by the Company and/or its security holders in connection with a Corporate Transaction after payment of taxes for the Company (if any) and all transaction expenses associated with such Corporate Transaction (with determination of any such “transaction expenses” made pursuant to the terms and conditions of the definitive agreement governing such Corporate Transaction or, if such terms are not defined in such agreement, then otherwise by the Plan Administrator in good faith), but calculated prior to any payments made or to be made to any holders of any Company debt (including, without limitation, any convertible debt). Net Consideration shall include amounts estimated to be distributable and/or issuable after the Closing pursuant to any escrow, holdback, indemnity, earn-out or similar arrangement, as determined by the Administrator in its sole discretion (each, a “Contingent Amount”). Net Consideration shall be calculated assuming that no amount is paid or payable under this Plan.

“Participant” means each of the employees of the Company set forth in the attached Exhibit A and who has executed a Corporate Transaction Bonus Agreement.

“Plan” means this Management Incentive Plan, as may be amended, modified, or supplemented from time to time.

“Qualifying Advance” means the amount set forth in the New Retention Program for each Participant that is entered into between each Participant and the Company on or about the adoption date of this Plan.

CORPORATE TRANSACTION BONUS AGREEMENT

This Corporate Transaction Bonus Agreement (the “Bonus Agreement”) provides for participation in the Company’s Management Incentive Plan (the “Plan”) as of __, 2023 by and between the Company and _______________ (the “Participant”). Capitalized terms not otherwise defined herein shall have the meanings given to them in the Plan.

WHEREAS, the Administrator has selected the Participant to participate in the Plan on the terms and conditions set forth herein, subject to Participant’s agreement to the terms and conditions of the Plan.

NOW, THEREFORE, in consideration of the mutual promises made herein, the parties hereby agree as follows.

1. Interest. The Participant’s bonus percentage is [__]% of the Net Consideration.

2. Bonus Amount. The Bonus Amount will be payable only if all conditions set forth in the Plan are satisfied, including the execution of a Release pursuant to Section 5(f) of the Plan.

3. Other Provisions.

(a) Entire Agreement. This Bonus Agreement and the Plan constitute the entire agreement between Participant and the Company with respect to the subject matter hereof and supersede all prior agreements, written or oral. This Agreement may be modified, amended or terminated as set forth in Section 9(a)(ii) of the Plan.

(b) No Assurances. Please understand that there can be no assurance that a Corporate Transaction will occur or that Participant will receive any amounts under the Plan. The Plan may be revoked or otherwise changed at any time prior to a Corporate Transaction pursuant to Section 9(a)(ii) of the Plan. If questions arise under the Plan, they will be resolved by the Administrator pursuant to the Plan. Also, neither the Plan nor this Agreement has any effect on the nature of Participant’s at-will employment.

IMPEL PHARMACEUTICALS INC.

By:
Title:

PARTICIPANT

Signature

Printed Name

Exhibit A

Plan Participants and Allocation of Interest

Participant Name	Interest (as percentage of Net Consideration)
Adrian Adams	0.30%
Reserved	0.15%
Leonard Paolillo	0.40%